Exhibit 99.1

NPS Announces Legal Staff Changes

PARSIPPANY, N.J., July 19, 2007, NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today the appointment of Andrew Rackear as associate general counsel, succeeding Val Antczak as general counsel when Mr. Antczak leaves NPS later this year in conjunction with the closing of the company’s Salt Lake City facility.

Previously, Mr. Rackear was vice president and general counsel for discovery systems at Amersham Biosciences Corp. and, most recently, vice president and general counsel at Chugai Pharma, USA. He received his law degree from New York University and is a member of the New York and New Jersey state bar associations. NPS president and CEO Tony Coles, M.D., stated: “We welcome Andy Rackear to NPS at an important time in the company’s history and look forward to his contributions to our future success. We are pleased that he and Val will work together to ensure an effective transition within our legal department and express our gratitude to Val for his outstanding contributions and many years of service to NPS as both outside legal counsel and general counsel.”

About NPS Pharmaceuticals

NPS is a biopharmaceutical company focused on the development and commercialization of small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.